Exhibit 99.1
 News Release

Ashland provides update on impact to operations from August 10 fire at manufacturing facility in Marl, Germany

COVINGTON, Kentucky, August 23, 2017 – Ashland (NYSE: ASH) today provided an update on the impact to its operations as a result of a fire at its manufacturing facility in Marl, Germany, that led to the shutdown of production operations on August 10 and the subsequent declaration of a force majeure in Europe on 1.4 butanediol (BDO), tetrahydrofuran (THF) and formaldehyde.

As previously announced, production at the facility has been suspended while an investigation into the cause and extent of the fire continues. Ashland’s safety procedures and emergency response systems worked as designed and, as a result, there were no significant injuries from the incident. However, the Marl facility is currently unable to produce any 1.4 BDO, THF or formaldehyde, and the availability of product is significantly reduced, leading to the force majeure in Europe.

Based on initial results of the investigation, the company currently estimates that production will be suspended until late September at the earliest, with volume expected to remain somewhat constrained into the first quarter of fiscal 2018. Early estimates for the loss associated with the incident, which could change as new information becomes available, are in the range of $15 - $20 million, all but several million of which will be recorded in Ashland’s September fiscal quarter. This range includes the lost profitability associated with any lost sales stemming from the lack of product availability during the quarter.

Given the unusual nature of the loss, Ashland plans to include the majority of the financial statement impact from the fire under “key items” when it releases earnings for the September quarter, therefore having no impact to adjusted results. However, the lost profitability associated with any lost sales will impact adjusted results for the Intermediates and Solvents (I&S) reportable segment. As a result, Ashland now expects adjusted EBITDA for the I&S segment to be in the range of $5 - $10 million during the fiscal fourth quarter.

The force majeure situation in Europe is currently limited to BDO, THF and formaldehyde and has no impact on the supply of any other Ashland products. Ashland is working with affected customers to minimize the impact to their respective businesses, and will continue to provide updates regarding supply capability.

About Ashland
Ashland Global Holdings Inc. (NYSE: ASH) is a premier global specialty chemicals company serving customers in a wide range of consumer and industrial markets, including adhesives, architectural coatings, automotive, construction, energy, food and beverage, personal care and pharmaceutical. At Ashland, we are nearly 7,000 passionate, tenacious solvers - from renowned scientists and research chemists to talented engineers and plant operators - who thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Visit ashland.com to learn more.

C-ASH

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Ashland has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “objectives,” “may,” “will,” “should,” “plans” and “intends” and the negative of these words or other comparable terminology. Ashland may from time to time make forward-looking statements in its annual reports, quarterly reports and other filings with the SEC, news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance and financial condition, as well as the economy and other future events or circumstances. Ashland’s expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: the impact to the Intermediates and Solvents segment of the shutdown at the Marl, Germany manufacturing facility, the impact of acquisitions and/or divestitures Ashland has made or may make, including the acquisition of Pharmachem (including the possibility that Ashland may not realize the anticipated benefits from such transactions); Ashland’s substantial indebtedness (including the possibility that such indebtedness and related restrictive covenants may adversely affect Ashland’s future cash flows, results of operations, financial condition and its ability to repay debt); the potential that Ashland does not realize all of the expected benefits of the separation of its Valvoline business; and severe weather, natural disasters, cyber events and legal proceedings and claims (including product recalls, environmental and asbestos matters). Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements, including, without limitation, risks and uncertainties affecting Ashland that are described in Ashland’s most recent Form 10-K (including Item 1A Risk Factors) filed with the SEC, which is available on Ashland’s website at http://investor.ashland.com or on the SEC’s website at http://www.sec.gov. Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, Ashland undertakes no obligation to update any forward-looking statements made in this news release whether as a result of new information, future events or otherwise. Information on Ashland’s website is not incorporated into or a part of this news release.

FOR FURTHER INFORMATION:

Investor Relations:
Seth A. Mrozek
+1 (859) 815-3527
samrozek@ashland.com

Media Relations:
Gary Rhodes
+1 (859) 815-3047
glrhodes@ashland.com